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Stephan von Schuckmann

December 17, 2024

Dear Stephan,

We refer to the Fixed-Term Employment Agreement by and between Sensata Technologies Germany GmbH (the "Company") and you, dated November 22, 2024 (the "Service Agreement"), which sets forth the terms and conditions pursuant to which you will be employed by the Company as the Chief Executive Officer of Sensata Technologies, commencing on January 1, 2025 (the "Effective Date"). Any defined terms used in this letter agreement (this "Letter Agreement"), and which have not been defined herein shall have the same meaning as defined in the Service Agreement (including, where the context requires, as defined in the US Employment Contract annexed thereto).

This Letter Agreement replaces and supersedes for all purposes the Letter Agreement entered into by the parties hereto on 22 November 2024. The signatories to this Letter Agreement agree that the terms of this Letter Agreement shall be deemed to have taken effect as of 22 November 2024. This Letter Agreement shall be deemed to constitute the “UK Letter Agreement” for purposes of the Service Agreement and the US Employment Contract annexed thereto.

In connection with your appointment as the CEO of Sensata Technologies, we have set out below the terms and conditions of the equity award and sign-on bonus arrangements that are being offered to you by Sensata Technologies Holding plc, a public limited company formed under the laws of England and Wales and the parent company of Sensata Technologies (the "Parent").

1.    Sign-On Bonus

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Parent shall cause the Company to pay you a one-time, sign-on bonus with an aggregate value of US$150,000, payable in a single lump sum payment by Parent within 45 days following the Effective Date of the Service Agreement in EUR at the applicable Foreign Exchange Rate as of the Effective Date of the Service Agreement.
2.    Equity Awards
During the Term, beginning with the 2026 annual equity grant cycle, you shall be eligible to receive annual grants of long-term incentive awards under the Parent’s equity incentive plan as in effect from time to time, as determined by the compensation committee of the board of directors of the Parent (the "Compensation Committee"), in its discretion, comprised of one or more types of equity awards determined by the Compensation Committee. For 2025, in lieu of participating in the 2025 annual equity grant cycle, you shall be granted a sign-on equity award with a grant date value equal to US$6,500,000 (the "Sign-On Equity Award"), consisting of (i) 45% time-based restricted stock units and (ii) 55% performance-based restricted stock units. Such time-based restricted stock units shall be granted as soon as practicable following the Effective Date (and in no event more than 30 days following such date) and such performance-based restricted stock units shall be granted as soon as practicable following the Compensation Committee’s determination of the performance goals applicable to similar grants made to other senior executive employees of Parent for the 2025 annual equity grant cycle. The Sign-On Equity Awards shall vest and be treated in accordance with the terms of the applicable Management Equity Plan and applicable award agreement; provided, however, that all equity awards granted to you during the Term shall provide for full acceleration of vesting upon the termination of your employment by the Company without Cause during the 24-month period following a Change of Control of the Parent (as defined in the applicable Management Equity Plan), with performance for any performance-based restricted stock units deemed achieved at levels set forth in the applicable award agreement.
3.    Cash and Share Buy-Out Awards
3.1    Share Buy-Out Awards
In consideration of making you whole for certain long-term awards at your previous employer (the "Previous Long-Term Awards"), the Parent shall grant you a one-time equity award with a grant date value equal to US$1,000,000, consisting of (i) 45% time-based restricted stock units and (ii) 55% performance-based restricted stock units (the "Share Buy-Out Awards").
All such time-based restricted stock units shall be granted as soon as practicable following the Effective Date (and in no event more than 30 days following such date) and such performance-based restricted units shall be granted as soon as practicable following the Compensation Committee’s determination of the performance goals applicable to similar grants made to other senior executive employees of Parent for the 2025 annual equity grant cycle. The Share Buy-Out Awards shall vest and be treated in

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accordance with the terms of the applicable Management Equity Plan and applicable award agreement; provided, however, that such Share Buy-Out Awards shall provide for acceleration of vesting upon the termination of your employment due to your death or Disability, by the Company (or by Sensata Technologies, Inc. (the “US Subsidiary”) following the Transition Date) without Cause or due to your resignation for Good Reason as defined in the Service Agreement (including the employment agreement between you and the US Subsidiary annexed thereto).
3.2    Cash Buy-Out Award
In addition to the Share Buy-Out Awards, and in consideration of short-term awards that you will forfeit as a result of leaving your previous employer (the "Previous Short-Term Awards"), the Parent shall cause the Company to pay you a one-time cash bonus with an aggregate value of EUR€1,267,000 (the "Cash Buy-Out Award"), payable in a single lump sum payment within 45 days following the Effective Date of the Service Agreement in EUR.
4.    Termination prior to the Effective Date
In the event that the Parent or the Company terminates the Service Agreement without Cause prior to the Effective Date of the Service Agreement, Parent shall cause the Company to pay you, solely and in lieu of any severance benefits or any other payments provided for in this Letter Agreement, the Service Agreement or otherwise, the cash value of the Share Buy-Out Awards and the Cash-Buy-Out Award, which shall be payable in EUR, in a single lump sum payment, with the Share Buy-Out Awards valued at the applicable Foreign Exchange Rate as of the date on which the Service Agreement is terminated.

5.    Undertaking in connection with Previous Short-Term Awards
You represent and warrant to the Parent and its subsidiaries that, as of the Effective Date of the Service Agreement, that the Cash Buy-Out Award replaces payments you could have received but will not receive under the Previous Short-Term Awards from your previous employer during the next three years that will not otherwise be fully replaced by your Annual Bonus or vested equity awards granted pursuant to Section 2.
6.    Minimum Shareholding Requirement

You undertake at all times to comply with any minimum shareholding requirements set by the Compensation Committee from time to time, including any post-termination shareholding requirements.

7.    Share Dealings

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You undertake at all times to comply with any share dealing rules and any policy in respect of inside information adopted from time to time by the Company or Parent and with the applicable provisions of all applicable legislation relating to market abuse.

8.    Clawback Policy

Notwithstanding anything in this Letter Agreement or the Service Agreement to the contrary, you acknowledge and agree that this Letter Agreement and any compensation described herein are subject to the terms and conditions of the Parent's or any of its subsidiaries' Clawback Policy, and that applicable sections of this Letter Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Clawback Policy.

9.    Remuneration Policy
Notwithstanding anything in this Letter Agreement or the Service Agreement to the contrary, to the extent Chapter 4A of the United Kingdom Companies Act 2006 (as amended from time to time) applies to the Parent or you, your entitlement to any payments and benefits in connection with your role as CEO shall be subject to the Remuneration Policy as in effect at such time.
10.    Severance
You agree and acknowledge that the terms of your Severance shall be as described in the Service Agreement, including the US Employment Contract annexed thereto, and you shall not, for the avoidance of doubt, be eligible to participate in the Parent's Severance and Change of Control Plan, effective as of April 26, 2024 (as may be amended and restated from time to time), nor shall you be entitled to any severance payments or benefits thereunder upon termination of employment. For the avoidance of doubt, your employment will be treated as having been terminated by the Company without Cause in the event that the Service Agreement (i) is not extended for the Prolonged Term (as defined in the Service Agreement) because of the Company’s failure to offer an extension for the Prolonged Term on the same terms and conditions, or (iii) expires at the end of the Prolonged Term because the Executive (x) was not granted a visa required under United States immigration laws for admission to the United States or (y) does not possess the requisite work authorization to work for Sensata in the United States and the Company or any company affiliated with the Company does not offer, on the same terms and conditions, to continue the Executive’s employment in Germany.
13.    General
None of the cash or equity awards set out in this Letter Agreement, nor participation in the Management Equity Plan, shall form part of the terms and conditions of your employment and except as provided in this Letter Agreement and the Service Agreement, including the US Employment Agreement

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annexed thereto, you shall not be entitled to any compensation for the loss of any right or benefit in connection with any cash or equity awards made under this Letter Agreement and/or the Management Equity Plan should you cease to be an employee prior to their payment, grant and/or vesting. None of the cash or equity awards shall be pensionable nor shall they be used to calculate any salary-related payments or benefits more generally.
The Parent and, where applicable, the Company or other member of the Sensata Technologies shall be entitled to make any payments or deemed payments hereunder via payroll and withhold any Taxes. The Parent does not guarantee any particular tax result to you with respect to any payments or benefits provided hereunder.
Although the Parent does not guarantee the tax treatment of any payments under this Letter Agreement or the Service Agreement, the intent of the parties hereto is that such payments and benefits be exempt from, or comply with, Code Section 409A, and to the maximum extent permitted, this Letter Agreement and the Service Agreement, including the US Employment Agreement annexed thereto, shall be limited, construed and interpreted in accordance with such intent.
This Letter Agreement and the rights and obligations of the parties to this Letter Agreement shall be governed by and construed in accordance with English law. In the event of any claim, dispute or difference arising out of or in connection with this Letter Agreement, the parties to this Letter Agreement irrevocably agree and submit to the non-exclusive jurisdiction of the English Courts.
This Letter Agreement is conditional upon your acceptance to its terms, by signing and returning the enclosed copy to chieflegalofficer@sensata.com.

[Signatures on the following page.]

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We very much look forward to working with you in your new role as CEO.

Yours sincerely

David Stott
for and on behalf of
Sensata Technologies Holding Plc
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I have read, understood and agree to, and accept the terms of, the above Letter Agreement.

SIGNED as a DEED and         )
DELIVERED by             )
STEPHAN VON SCHUCKMANN     )
In the presence of:

Witness’s signature:
Witness’s name:
Witness’s address:
Date: December 17, 2024

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